EXHIBIT 10.58

                         [LETTERHEAD OF LEHMAN BROTHERS]

                                                               November 10, 1997

Acute Therapeutics, Inc.
3359 Durham Road
Doylestown, Pennsylvania 18901

Attention: Robert J. Capetola, Ph.D.
           President and Chief Executive Officer

Dear Sirs:

November 10, 1997

      This letter agreement (this "Agreement") will confirm the understanding and agreement between Lehman Brothers Inc. ("Lehman Brothers") and Acute Therapeutics, Inc. (the "Company") as follows:

      1. The Company hereby engages Lehman Brothers on an exclusive basis to provide financial advisory services to the Company concerning the strategic development of the Company's business, including general advice with respect to financings, acquisitions, divestitures, joint ventures or other corporate transactions which the Company is currently contemplating entering into or which it may consider at a future date.

            Lehman Brothers will, if requested by the Company, advise the Company generally with respect to financing as well as structuring of any of the transactions described above.

      2. As compensation for the services rendered by Lehman Brothers hereunder, the Company shall pay Lehman Brothers as follows:

            (a) A retainer fee of $100,000, payable in equal quarterly payments, in any combination of cash and common stock of the Company (at a valuation to be mutually agreed between the Company and Lehman Brothers), provided that at least 50% of the payment is in cash, the first payment being due upon the signing of this Agreement. This retainer will be credited against any transaction fee payable pursuant to paragraph 2(b).

            (b) If Lehman Brothers provides any additional investment banking services to the Company in connection with any particular transaction, then the Company shall pay to Lehman Brothers additional fees to be mutually agreed upon based on Lehman Brothers' customary fees for the services rendered.
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Acute Therapeutics, Inc.
November 10, 1997
page 2

      3. The Company shall reimburse Lehman Brothers upon request for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement hereunder.

      4.    The Company shall:

            (a) indemnify Lehman Brothers and hold it harmless against any and all losses, claims, damages or liabilities to which Lehman Brothers may become subject arising in any manner out of or in connection with the rendering of services by Lehman Brothers hereunder or the rendering of additional services by Lehman Brothers as requested by the Company that are related to the services rendered hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or willful misconduct of Lehman Brothers; and

            (b) reimburse Lehman Brothers promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Lehman Brothers hereunder or the rendering of additional services by Lehman Brothers as requested by the Company that are related to the services rendered hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph 4(a) above, Lehman Brothers will remit to the Company any amounts reimbursed under this subparagraph 4(b).

            The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph 4 shall apply if either the Company or Lehman Brothers is a formal party to any such lawsuits, investigations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or agent of Lehman Brothers (each, with Lehman Brothers, an "Indemnified Person"). The Company further agrees that, without Lehman Brothers' prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement (whether or not Lehman Brothers or any other Indemnified Person is an actual or potential party to such lawsuit, claim or proceeding) unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

            Promptly after receipt by Lehman Brothers or any Indemnified Person of notice of any pending or threatened litigation, Lehman Brothers or such other Indemnified Person will promptly notify the
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Acute Therapeutics, Inc.
November 10, 1997
page 3

            Company in writing of such matted; provided, however, that the failure to provide such prompt notice to the Company shall not relieve the Company of any liability which it may have to the Indemnified Persons under this paragraph 4 unless such failure has materially prejudiced the defense of such litigation and shall not in any event relieve the Company of any liability it may have to the Indemnified Persons other than under this paragraph 4. In the event any action is brought against Lehman Brothers, the Company shall be entitled to participate therein and to assume the defense thereof, with counsel reasonably satisfactory to Lehman Brothers; provided, however, that if Lehman Brothers reasonably determines that the defenses available to it are not available to the Company and/or may not be consistent with the best interests of the Company, Lehman Brothers shall have the right to assume its own defense at the Company's expense and shall so signify by promptly notifying the Company of its decision. Such decision shall not relieve the Company of any liability which it may have to Indemnified Persons under this paragraph 4.

      5. The Company and Lehman Brothers agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 4 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of Lehman Brothers, then, whether or not Lehman Brothers is the Indemnified Person, the Company and Lehman Brothers shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Lehman Brothers on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Lehman Brothers on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Lehman Brothers pursuant to this paragraph exceed the amount of the fees actually received by Lehman Brothers hereunder.

      6. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Lehman Brothers shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Lehman Brothers determines to have a need to know. Lehman Brothers shall give the Company prior notice of any disclosure required by law or pursuant to an order or subpoena under this paragraph 6.

      7. Except as required by applicable law, any advice to be provided by Lehman Brothers under this Agreement shall not be disclosed publicly or made available to third parties without the prior
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Acute Therapeutics, Inc.
November 10, 1997
page 4

            approval of Lehman Brothers, and accordingly suck advice shall not be relied upon by any person or entity other than the Company.

      8. The term of Lehman Brothers' engagement hereunder shall extend from the date hereof through October 31, 1998, unless terminated earlier as set forth below. Subject to the provisions of paragraphs 2 through 7 and paragraphs 9 through 12, which shall survive any termination or expiration of this Agreement, either party may terminate Lehman Brothers' engagement hereunder at any time by giving the other party at least 10 days' prior written notice. In the event that Lehman Brothers' engagement hereunder is terminated or expires, Lehman Brothers shall be entitled to fees pursuant to paragraph 2(b) only with respect to a transaction of the types contemplated to be covered by this agreement that is (i) with a party introduced to the Company by Lehman Brothers during the term of this agreement and (ii) is consummated within one year after such termination or expiration.

      9. The Company agrees that Lehman Brothers has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Lehman Brothers will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

      10. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Lehman Brothers hereunder. The Company further agrees that neither Lehman Brothers nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by Lehman Brothers hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Lehman Brothers.

      11. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      12. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising
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Acute Therapeutics, Inc.
November 10, 1997
page 5

            out of or relating to this Agreement or the services to be rendered by Lehman Brothers hereunder is expressly and irrevocably waived.

            If the foregoing correctly sets forth the understanding and agreement between Lehman Brothers and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

                                         LEHMAN BROTHERS INC.

                                         By: /s/ [ILLEGIBLE]
                                            ---------------------------------
                                            Vice Chairman

AGREED:

ACUTE THERAPEUTICS, INC.

By: /s/ Robert J. Capetola
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